Exhibit 10.1

eHealthInsurance Services, Inc.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 6th day of June, 2007 (“Effective Date”) by and between eHealthInsurance Services, Inc., a Delaware corporation having its principal place of business in Mountain View, California, its parent company, subsidiaries, affiliates, successors or assigns (together the “Company”), and Robert Fahlman, an individual (“Fahlman”).

1. Employment Status. Effective June 6, 2007 (the “Resignation Date”), Fahlman hereby resigns his present position of employment with the Company, as set forth in the offer letter issued to and signed by Fahlman on March 24, 2000. On the Resignation Date, the March 24, 2000 offer letter executed by Fahlman shall terminate and have no force and effect. On June 7, 2007 (the “Rehire Date”), the Company will hire Fahlman as a part-time employee with the title of Licensed Writing Agent, and this Agreement shall govern the terms and conditions of Fahlman’s employment.

2. Services and Compensation.

(a) Services. Commencing on the Rehire Date, Fahlman agrees to perform any and all tasks requested by the Company to transition his duties to his successor(s) within the Company (the “Services”). Without limiting the foregoing, Services do not include any time spent or expenses incurred by Fahlman for non-transition matters, such as in connection with lawsuits, including the lawsuit entitled Peter S. Mikhail v. Aetna Life Insurance Company; Robert Fahlman, Los Angeles Superior Court Case No. BC371235 (the “Lawsuit”). Fahlman agrees that he will not sign any documents or contracts on behalf of the Company unless specifically requested to do so by the Company.

(b) Administration of the Services. The parties do not currently anticipate that the Services performed by Fahlman will exceed one (1) hour per week. Notwithstanding the foregoing sentence, there is no minimum time expected on a per week or per month basis. Fahlman understands and agrees that he shall not perform Services for thirty (30) or more hours in any given week (and therefore become eligible for benefits) without the express written authorization of the Executive Vice President of Business Operations. Fahlman will reasonably determine the amount of time necessary to ensure timely and professional completion of the Services. The means and methods utilized by Fahlman in performing the Services shall be consistent with the Company’s requests and business needs.

(c) Compensation. In exchange for the Services, the Company will pay Fahlman $165.00 per hour, less legally required deductions and withholdings, for time spent by Fahlman performing Services requested by the Company (the “Wages”). Fahlman will submit monthly timesheets to the Company itemizing the time spent by Fahlman performing Services during the relevant month. Wages will be paid to Fahlman within thirty (30) days of the Company’s receipt of each timesheet. The Company will continue to pay the premiums for Fahlman’s medical, dental and vision insurance benefits through June 30, 2007. Thereafter, Fahlman will not be eligible for Company benefits.

(d) Stock Options. Fahlman and the Company acknowledge and agree that (i) as of the Resignation Date, all stock options previously granted to Fahlman shall cease vesting; (ii) as of the Resignation Date, Fahlman will have 64,011 shares of unvested common stock subject to stock options and that such stock options shall expire and terminate with respect to such unvested shares on the Resignation Date; (iii) as of the Effective Date, Fahlman has 26,093 shares of vested common stock subject to unexercised stock options, and this number is subject to decrease if Fahlman exercises vested options between the Effective Date and the Resignation Date; (iv) except as otherwise set forth in this Section 2(d), Fahlman holds (either directly or indirectly) no equity interest in the Company or right to receive such equity interest; and (v) any and all vested and unexercised options shall remain exercisable by Fahlman for three (3) months after the Resignation Date and shall terminate and be cancelled on such date. Fahlman acknowledges and agrees that under the terms of any applicable Stock Option Plan or Stock Option Agreement, his “Service” (as defined therein) shall cease on the Resignation Date notwithstanding employment by the Company on or after the Rehire Date pursuant to this Agreement. Fahlman further acknowledges and agrees that will not be granted any stock option grants or other Company equity after the Rehire Date.

(e) Expenses. The Company shall reimburse Fahlman for all reasonable expenses incurred by Fahlman in performing Services pursuant to this Agreement, provided Fahlman receives prior written consent from the Company’s Executive Vice President of Business Operations prior to incurring such expenses.

3. Term; Termination.

(a) Term. This Agreement will commence on the Effective Date and will continue until the transition of Fahlman’s status as a Company licensed writing agent to another employee of the Company for all required insurance carriers is completed, as determined by the Company in its sole discretion.

(b) Termination. Either party may terminate this Agreement for a material breach of this Agreement upon 30 days written notice to the other party, provided that such breach is not cured within such 30-day period. Fahlman may terminate this Agreement upon (10) business days written notice to Company if Company asks him to perform, and Fahlman does perform, more than ten (10) hours of Services per week for two (2) consecutive weeks. Upon termination of this Agreement, all rights and duties of the parties toward each other shall cease except: (i) Fahlman shall return any Company property in Fahlman’s possession (including Company documents); and (ii) Sections 1 (Employment Status), 2(d) (Stock Options), 4 (Confidential Information), 6 (Indemnification) and 8-10 (various general provisions) shall survive the expiration or termination of this Agreement.

4. Confidential Information. Sections 1, 2, 3, 4, 5, 6, 8 and 9 of the Proprietary Information and Inventions Agreement executed by Fahlman on June 28, 2001 (the “Proprietary Agreement”) are incorporated herein by reference. Such Sections shall survive the termination or expiration of this Agreement, shall govern over any inconsistent terms, and may only be modified in a written agreement signed by the CEO of the Company. Fahlman agrees that he will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity, including but not limited to Paradigm Corporation, and that Fahlman will not bring onto the premises of the Company any confidential, proprietary or trade secret information, documents or materials belonging to any such employer, person or entity, unless previously consented to in writing by such employer, person or entity and the Company’s executive Vice President. Fahlman will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of, in connection with or anticipated to result from a violation of this Section 4 or any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Fahlman under this Agreement.

5. Conflicting Engagement. The Company understands and agrees that Fahlman may work and/or perform services for other entities or persons during the term of this Agreement, subject to the terms of this Section 5. Fahlman certifies that Fahlman has no outstanding agreement or obligation that is in conflict or may conflict with any of the provisions of this Agreement and Fahlman will not enter into any such conflicting agreement during the term of this Agreement. Fahlman agrees that, during the Term of this Agreement, Fahlman will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is involved during the Term, if such engagement would in any manner damage the Company or its business, assets or prospects. Company acknowledges and agrees that Fahlman may work full-time for Paradigm Corporation during the Term of this Agreement and that such employment does not violate this Section 5. Fahlman represents and warrants that Paradigm Corporation is aware of the general nature of this Agreement and has consented to Fahlman’s employment by the Company in the capacity set forth herein.

6. Indemnification. In accordance with and subject to the limitations of the Indemnification Agreement entered into by Fahlman and Company on October 12, 2006 (the “Indemnification Agreement”), the Company hereby agrees to indemnify, defend and hold harmless Fahlman for the Lawsuit and Company shall assume the defense of the Lawsuit.

7. Representations. Fahlman agrees to execute any proper oath or verify any proper document, and to execute and deliver all such other and additional instruments and documents and to perform all such other acts and things, as may be required to carry out the terms of this Agreement.

8. Notices. Any notices given under this Agreement shall be in writing, addressed as shown below or at such other address specified by written notice. Notices shall be deemed given upon delivery if personally delivered, three days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or within 48 hours after delivery to an overnight courier service.

9. Arbitration and Equitable Relief.

(a) Arbitration. Except as provided in Section 9(b) below, the Company and Fahlman agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in San Jose, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on both the Company and the undersigned Fahlman. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Fahlman shall each pay one-half of the costs and expenses of such arbitration, and each of Company and Fahlman shall separately pay its own counsel fees and expenses.

(b) Equitable Remedies. Fahlman agrees that it would be impossible or inadequate to measure and calculate the damages from any breach of Section 4 (Confidential Information) herein. Accordingly, Fahlman agrees that if Fahlman breaches such Section, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

10. General Provisions

(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without reference to conflict of law principles.

(b) Entire Agreement. Subject to the terms of this Agreement, this Agreement, the Proprietary Agreement, the Indemnification Agreement, and any applicable Stock Option Plan or Stock Option Agreement, set forth the entire agreement and understanding between the Company and Fahlman relating to the subject matter herein and merges all prior discussions between Company and Fahlman. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the CEO of the Company.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon Fahlman’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or transferred by Fahlman without the express written consent of the Company.

Robert Fahlman		eHealthInsurance Services, Inc.

/s/ Robert Fahlman		/s/ Bruce Telkamp
[signature]		[signature]

Address:	By:	Bruce Telkamp
	Title:	Executive Vice President

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